Exhibit 10.5

Private & Confidential

June 10, 2012

Dear Gregory Wood:

We are pleased to offer you employment with EnergySolutions, Inc. (the “Company”).  This letter sets forth the terms and conditions of our offer.

Position:	You will be employed in the position of Executive Vice President and Chief Financial Officer effective June 11, 2012, working primarily out of the Company’s Corporate offices in Salt Lake City, Utah.

Compensation:

Your annual base salary will be $500,000.  In addition, you will be eligible for a target annual bonus opportunity equal to 100% of your base salary.  Annual bonuses will be subject to performance goals and will be paid in accordance with the Company’s bonus policies for senior management generally, pro-rated in the year of hire.

Sign-On Bonus:

You will receive a sign-on bonus of $275,000 within 10 days.  However, the sign-on bonus is subject to repayment on a pro-rata basis in the event of your termination of employment for Cause or without Good Reason within two years (in accordance with the attached Executive Severance Agreement (the “Severance Agreement”)).

Phantom Units:

You will receive a grant of phantom units subject to the terms and conditions of the attached Phantom Performance Share Unit Award Agreement, such award to be in lieu of annual equity-linked awards during the four-year performance period therein.

Benefits:	You will be eligible for standard Company health and other benefits that are generally available to other senior executives of the Company.

Severance:	Your rights upon termination of employment as Executive Vice President and CFO will be governed by the Severance Agreement.

Indemnification:	The Company will provide you with indemnification and directors’ and officers’ liability insurance on terms no less favorable than those applicable to directors or officers of the Company generally.

At-Will Status:

This offer is for at-will employment.  This means that either you or the Company may terminate the employment relationship at any time for any reason, with or without cause or notice, subject to the terms of the Executive Severance Agreement.  The Company is not offering you employment for any definite period of time.

We are delighted that you have agreed to join the senior management team at EnergySolutions.  Please sign this letter and return it to me at your earliest convenience.  This offer will expire without further notice unless accepted by 9:00 am, Central Time, on June 10, 2012.

[Signature page follows]

Sincerely,
ENERGYSOLUTIONS, INC.

By:	/s/ Steven R. Rogel
Steven R. Rogel
Chairman of the Board

Accepted and Agreed, as of the date first above written:

/s/ Gregory Wood
Gregory Wood